As filed with the Securities and Exchange Commission on January 9, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTISOURCE ASSET MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

United States Virgin Islands	66-0783125
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Altisource Asset Management Corporation

402 Strand St.

Frederiksted, United States Virgin Islands 00840-3531

(Address of Principal Executive Offices)

Altisource Asset Management Corporation 2012 Equity Incentive Plan

(Full Title of the Plan(s))

Stephen H. Gray

General Counsel and Secretary

Altisource Asset Management Corporation

402 Strand St.

Frederiksted, United States Virgin Islands 00840-3531

(Name and Address of Agent for Service)

(340) 692-1055

(Telephone Number, Including Area Code,
of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (the “Common Stock”)	591,361	(2)	$77.78	(3)	$45,996,058.58	$6,273.86

(1)         Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered pursuant to the employee benefit plan described herein.

(2)         This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) to register 591,361 shares of the Common Stock which may be issued under the Altisource Asset Management Corporation 2012 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”).

(3)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the bid and asked price of the Common Stock reported on the OTCQX as of January 3, 2013, which is within five (5) business days prior to the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a)         The Registrant’s Registration Statement on Form 10 filed with the Commission on December 5, 2012 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constituted a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is a U.S. Virgin Islands Corporation.  Section 67a of the Virgin Islands Code (General Corporation Law) (“Section 67a”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted (1) in good faith; and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, (2) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Section 67a also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.  However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Any indemnification described above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.

A corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 67a.

Article X of the Registrant’s by-laws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified by the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Any indemnification under the foregoing provisions shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of a director, officer, employee or agent is proper in the circumstances because he or she had met the applicable standard of conduct set forth above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or if such a quorum is not obtainable, or even if obtainable and the quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by the Registrant as authorized in the by-laws.

The indemnification provided in the by-laws is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The by-laws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions set forth in the by-laws.

For purposes of the by-laws, references to “the Registrant” include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, will stand in the same position under the provisions of the by-laws with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

The amount of indemnity to which any officer or director may be entitled will be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount will be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of Altisource Asset Management Corporation (incorporated by reference to the Registrant’s Registration Statement on Form 10 filed with the Commission on December 5, 2012).

4.2

First Amended and Restated Bylaws of Altisource Asset Management Corporation (incorporated by reference to the Registrant’s Registration Statement on Form 10 filed with the Commission on December 5, 2012).

4.3	Altisource Asset Management Corporation 2012 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

5.1	Opinion of Marjorie Rawls Roberts, P.C.

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Marjorie Rawls Roberts, P.C. (included in Exhibit 5.1 of this Registration Statement).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Luxembourg, Grand Duchy of Luxembourg, on this 9th day of January, 2013.

ALTISOURCE ASSET MANAGEMENT CORPORATION

/s/ Ashish Pandey
Name:	Ashish Pandey
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Rachel M. Ridley and Stephen H. Gray his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 9, 2013 in the capacities indicated.

Signature	Title

/s/ Ashish Pandey	Chief Executive Officer and Director
Ashish Pandey	(Principal Executive Officer)

/s/ Rachel M. Ridley	Chief Financial Officer
Rachel M. Ridley	(Principal Financial Officer and Principal Accounting Officer)

/s/ William C. Erbey	Chairman of the Board of Directors
William C. Erbey

/s/ Paul T. Bossidy	Director
Paul T. Bossidy

Director
Cindy Gertz

/s/ Dale Kurland	Director
Dale Kurland

/s/ Salah Saabneh	Director
Salah Saabneh

/s/ Robert C. Schweitzer	Director
Robert C. Schweitzer

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Articles of Incorporation of Altisource Asset Management Corporation (incorporated by reference to the Registrant’s Registration Statement on Form 10 filed with the Commission on December 5, 2012).

4.2

First Amended and Restated Bylaws of Altisource Asset Management Corporation (incorporated by reference to the Registrant’s Registration Statement on Form 10 filed with the Commission on December 5, 2012).

4.3	Altisource Asset Management Corporation 2012 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

5.1	Opinion of Marjorie Rawls Roberts, P.C.

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Opinion of Marjorie Rawls Roberts, P.C. (included in Exhibit 5.1 above).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).